Exhibit 99.1

For Immediate Release

For Information Contact
Reid Simpson	Kristi Emerson
Chief Financial Officer	Director, Corporate Communications
312.706.1706	303.915.9574
reids@eCollege.com	kristie@eCollege.com

eCollege® Provides Guidance on its 2006 Financial Plans

Company Expects Continued Strong Revenue and Earnings Growth

CHICAGO – December 15, 2005 – eCollege® [Nasdaq: ECLG], a leading provider of value-added information services to the post-secondary education industry, today announced guidance on its 2006 financial plans.

“For 2006, we expect net income growth of more than 50 percent and Free Cash Flow growth of roughly 40 percent, while at the same time investing in our existing businesses and international expansion of our eLearning Division,” said Oakleigh Thorne, chairman and CEO of eCollege. “We also expect to pay off all remaining debt from our 2003 acquisition of Datamark.”

2006 Guidance

The Company expects the following results (growth rates shown are based on expected 2006 results as compared to the midpoint of the Company’s most recently published 2005 guidance ranges):

Revenue

•                Revenue of $121.0 to $124.0 million (growth of 18 to 21 percent).

•                eLearning Division revenue growth of 25 to 27 percent and Enrollment Division revenue growth of 13 to 16 percent.

•                Recognition of approximately 46 percent of 2006 revenue in the first half of the year.

Earnings

•                Operating income of $18.5 to $20.0 million (growth of 45 to 57 percent) with operating margins of 15.3 to 16.1 percent.

•                Net income on a GAAP basis of $8.3 to $9.2 million (growth of 48 to 64 percent); net income per share (diluted) of $0.37 to $0.41 based on an estimated 22.6 million diluted shares, assuming an effective tax rate of approximately 40 percent.

•                Adjusted Net Income of $16.6 to $17.5 million (growth of 51 to 59 percent); Adjusted Net Income Per Share (diluted) of $0.73 to $0.77, which reflects adjustments for non-cash expenses including stock-based compensation, amortization of acquisition-related intangibles and non-cash interest expense.

•                Adjusted EBITDA of $29.0 to $30.5 million (growth of 36 to 43 percent).

•                Free Cash Flow of $18.7 to $20.2 million (growth of 39 to 50 percent), including cash interest expense of approximately $2.0 million, capital expenditures of approximately $5.5 million, and capitalized software of approximately $2.8 million.

Highlights of the Company’s 2006 financial outlook:

•                  The Company expects to invest approximately $2 million as it begins the international expansion of its eLearning business line.

•                  Other significant investments include the first phase of a two year data center expansion project and significant enhancements to the Company’s direct marketing production facility.

2006 First Quarter Guidance

Additionally, the Company is providing the following initial outlook for the first quarter (growth rates shown are based on first quarter 2005 actual results):

•                  Revenue of $27.4 to $28.0 million (growth of 15 to 18 percent), of which 57 percent is expected to come from the Enrollment Division.

•                  Operating income of $2.9 to $3.2 (growth of 45 to 60 percent).

•                  Net income on a GAAP basis of $1.2 to $1.4 million (growth of 100 to 133 percent); net income per share (diluted) of $0.05 to $0.06 based on an estimated 22.6 million diluted shares, assuming an effective tax rate of approximately 40 percent.

•                  Adjusted Net Income of $2.8 to $3.0 million (growth of 35 to 44 percent); Adjusted Net Income Per Share (diluted) of $0.12 to $0.13, which reflects adjustments for non-cash expenses including stock-based compensation, amortization of acquisition-related intangibles and non-cash interest expense.

•                  Adjusted EBITDA of $5.3 to $5.6 million (growth of 31 to 38 percent).

•                  Free Cash Flow of $1.6 to $1.9 million, compared to $1.8 million in the first quarter of 2005. Free Cash Flow for the first quarter of 2006 includes capital expenditures of approximately $2.5 million, capitalized software development costs of approximately $600 thousand, and cash interest expense of approximately $600 thousand.  Year-over-year growth is impacted by the timing of 2006 capital spending compared to 2005, which was $1.0 million.

2005 Guidance

The Company is reiterating its 2005 fourth quarter and full-year guidance as previously stated in its press release dated November 8, 2005.

Conference Call

As previously announced, eCollege will hold a conference call at 3:30 p.m. Central time (4:30 p.m. Eastern time) today to discuss 2006 guidance.  eCollege will broadcast the conference call live over the Internet and interested parties may access the webcast through eCollege’s Web site at www.eCollege.com.

Additionally, a replay of the call will be available via telephone from approximately 6:30 p.m. Central time (7:30 p.m. Eastern time) on December 15, 2005 until 11 p.m. Central time (midnight Eastern time) on December 22, 2005. To listen to the replay, participants in the U.S. and Canada should dial 800-642-1687.  The conference ID for the replay is 2893381.  Additionally, the webcast replay will be available via eCollege’s Web site for the next 12 months.

About eCollege

eCollege [Nasdaq: ECLG] is a leading provider of value-added information services to the post-secondary and K-12 education industries. The Company’s eLearning Division designs, builds and supports some of the most successful, fully online degree, certificate/diploma and professional development programs in the country.  The Company’s Enrollment Division, Datamark, Inc., helps institutions build new enrollments and increase student retention.  Customers include publicly traded for-profit institutions, community colleges, public and private universities, school districts and state departments of education.  eCollege was founded in 1996 and is headquartered in Chicago, with the eLearning Division headquartered in Denver. Datamark was founded in 1987 and is headquartered in Salt Lake City.  For more information, visit www.eCollege.com and www.Datamark.com.

This news release contains statements that are not historical in nature and that may be characterized as “forward-looking statements” within the meaning of the securities laws.  Examples of these forward-looking statements include statements about expected future revenue, expenses, operating income, net income, Adjusted Net Income, non-cash charges, EBITDA, Adjusted EBITDA, cash and cash equivalents, Free Cash Flow, capital expenditures, profitability, customer enrollments, the expected timing of and benefits to the Company and its customers from new investments and any other statements that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks.  Actual results may differ materially.  Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: a significant portion of our revenue is generated from a relatively small number of customers; the ability of the Company to retain key executives at eCollege and Datamark; the difficulty in predicting future growth due to the early stage of and rapid changes in the market for our products and services; our eLearning customers’ ability to continue to build, grow and market their online programs; the difficulty in predicting changes in the mix of marketing products and services employed by customers of our Enrollment Division; our remediation actions relating to previously disclosed material weaknesses in our internal control over financial reporting and the final results of our ongoing evaluation of the impact of these material weaknesses; substantial competition, including pricing competition, in the online education and enrollment and retention services markets; technological developments, emerging industry standards and government regulations, and customer requirements, which continually require us to improve our software and services; our debt obligations could adversely affect our financial health and our ability to obtain financing and react to changes in our business; the possibility that we may not be able to achieve continued growth or profitability, or maintain current levels of revenue; our ability to protect our intellectual property and other proprietary rights from infringement; the impact of laws and regulations affecting education and the Internet; our lengthy sales cycle; our network infrastructure and computer systems failing; the vulnerability of our network to security risks; the possibility that we may not be able to raise additional capital on acceptable terms; Datamark’s ability to develop and sustain long-term customer relationships; the cost of marketing activities, including mailing lists, materials and postal rates; and such other factors as are discussed in our most recent Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”), which you are encouraged to review in connection with this release. We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

eCollege is a registered trademark of eCollege.

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2006 Financial Guidance

(in thousands, except share and per share data)

	2005 Guidance Midpoint	2006 Guidance Low	Y/Y Growth %	2006 Guidance High	Y/Y Growth %

Revenue	$102,900	$121,000	18%	$124,000	21%

Operating Income	$12,700	$18,500	45%	$20,000	57%
Operating Margin	12%	15%		16%

Debt Prepayment Penalty	—	2,000		2,000
Interest Expense	4,000	2,700		2,700
Net Income Before Tax	$9,700	$13,800	42%	$15,300	58%
Income Tax (40%)	(4,100)	(5,500)		(6,100)
Net Income	$5,600	$8,300	48%	$9,200	64%

Reconciliation of Adjusted EBITDA and Free Cash Flow to Net Income:
Net Income	$5,600	$8,300	48%	$9,200	64%
Stock-based Compensation Expense	2,900	4,000		4,000
Amortization of Identified Intangibles	1,600	1,600		1,600
Non-cash Interest Expense	900	2,700		2,700
Adjusted Net Income(1)	$11,000	$16,600	51%	$17,500	59%
Depreciation	2,900	3,700		3,700
Amortization of Capitalized Software	600	1,200		1,200
Cash Interest Expense	2,800	2,000		2,000
Income Tax	4,100	5,500		6,100
Adjusted EBITDA(1)	21,400	$29,000	36%	$30,500	43%
Cash Interest Expense	2,800	2,000		2,000
Capital Expenditures	3,600	5,500		5,500
Capitalized Software	1,500	2,800		2,800
Free Cash Flow(1)	$13,500	$18,700	39%	$20,200	50%

Earnings Per Share Weighted Average Shares – Diluted	22,500,000	22,600,000		22,600,000

Net Income Per Share – Diluted	$0.25	$0.37	48%	$0.41	64%
Adjusted Net Income Per Share – Diluted	$0.49	$0.73	49%	$0.77	57%

(1)                                  Adjusted Net Income, Adjusted Net Income Per Share, Adjusted EBITDA and Free Cash Flow are not generally accepted accounting principles, or “GAAP,” based measures.  However, management believes, based on feedback from investors, analysts and other users of the Company’s financial information, that Adjusted Net Income, Adjusted Net Income Per Share, Adjusted EBITDA and Free Cash Flow are appropriate measures of the operating performance of the Company because they are an indication of the resources available for strategic opportunities and are used by many investors to assess the Company’s profitability from current operations.  Further, management believes, based on feedback from analysts, that Adjusted Net Income and Adjusted Net Income Per Share are important measures that analysts use in estimating earnings for the Company, which estimates are used by investors and potential investors.  Finally, as a result of the Company’s acquisition of Datamark in Q4 2003 and related borrowings, Adjusted EBITDA has been defined by the Company’s lenders as an important metric, and is used in the Company’s debt compliance covenants. These measures, however, should be considered in addition to, not as a substitute for or superior to, net income, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles. Because Adjusted Net Income, Adjusted Net Income Per Share, Adjusted EBITDA and Free Cash Flow are used by some investors, analysts and other users of the Company’s financial information as performance measures, they are reconciled herein to net income.